GIBRALTAR INDUSTRIES ANNOUNCES CFO TRANSITION

Buffalo, New York, November 5, 2026 – Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and provider of products and services for the residential and agtech markets today announced that Joe Lovechio will resign as Chief Financial Officer, effective November 20, 2026, to pursue another professional opportunity.

The Company’s Board of Directors has appointed Jeffrey Watorek, who has served as Gibraltar’s Vice President and Treasurer since 2017, to serve as Interim Chief Financial Officer, effective November 20, 2026. This appointment provides continuity in the Company’s financial leadership while a search is conducted for a permanent successor.

“Joe joined Gibraltar at a pivotal time for our business and helped lead and accelerate our recent portfolio simplification, M&A, and integration initiatives. As a result, we have simplified our business while simultaneously strengthening our leadership position in the markets where we participate. I am excited for Joe and his family for the opportunity in front of him, I know he will have success, and our Management team and Board of Directors wish him the very best,” stated Bill Bosway, Chairman and Chief Executive Officer. “Jeff Watorek has been with Gibraltar over 18 years, has a great understanding of our business, and is a skilled financial executive who has consistently demonstrated integrity and judgment. Jeff has extensive experience in Treasury, M&A, FP&A, and Tax and has also been heavily involved in our recent portfolio simplification and M&A initiatives. I want to thank Jeff for stepping in as Interim CFO during this transition.”

Joe Lovechio commented, “I want to thank Bill, the Board and the entire team for the opportunity to serve over the past two and a half years. I am proud of our shared accomplishments as Gibraltar simplifies the portfolio and strengthens its leadership position to drive greater value. I am committed to a smooth transition and look forward to Gibraltar’s continued growth.”

Jeff Watorek joined Gibraltar in 2008 as the Manager of External Reporting before becoming the Director of Financial Planning & Analysis in 2012. In April 2017, Jeff was appointed Vice President and Treasurer. Jeff began his career with Ernst & Young as Audit Staff Manager. Jeff earned a B.S. in Accounting and MBA in Accounting from Canisius College.

About Gibraltar

Gibraltar is a leading manufacturer and provider of products and services for the residential and agtech markets. Gibraltar’s mission, to make life better for people and the planet, is fueled by advancing the disciplines of engineering, science, and technology. Gibraltar is innovating to reshape critical markets in comfortable living and productive growing throughout North America. For more please visit www.gibraltar1.com.

Forward-Looking Statements

Certain information set forth in this news release, other than historical statements, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based, in whole or in part, on current expectations, estimates, forecasts, and projections about the Company’s business, and management’s beliefs about future operations, results, and financial position. These statements are not guarantees of future performance and are subject to a number of risk factors, uncertainties, and assumptions. Actual events, performance, or results could differ materially from the anticipated events, performance, or results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, among other things, the ability of Gibraltar to successfully locate and engage a new chief financial officer, the ability of Gibraltar to successfully integrate OmniMax and/or to achieve expected cost and operational synergies from the OmniMax transaction; tariffs and retaliatory tariffs imposed by the United States or other countries on imported goods, including raw materials used in the manufacturing of the Company’s products; changes to economic conditions and customer demand for the Company’s products; the availability and pricing of principal raw materials and component parts, supply chain challenges causing project delays and field operations inefficiencies and disruptions, the loss of any key customers, adverse effects of inflation, the ability to continue to improve operating margins, the ability to generate order flow and sales and increase backlog; the ability to translate backlog into net sales, other general economic conditions and conditions in the particular markets in which we operate, changes in spending due to laws and government incentives, changes in customer demand and capital spending, competitive factors and pricing pressures, the ability to develop and launch new products in a cost-effective manner, the ability to realize synergies from newly acquired businesses, disruptions to IT systems, the impact of trade and regulation, rebates, credits and incentives and variations in government spending and ability to derive expected benefits from restructuring, productivity initiatives, liquidity enhancing actions, and other cost reduction actions;. Before making any investment decisions regarding the company, we strongly advise you to read the section entitled “Risk Factors” in the most recent annual report on Form 10-K which can be accessed under the “SEC Filings” link of the “Investor Info” page of the website at www.Gibraltar1.com. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact:
Alliance Advisors Investor Relations
Jody Burfening/Carolyn Capaccio
(212) 838-3777
rock@allianceadvisors.com